LEASE CONTRACT

The year two thousand two the 2nd day of the month of November in Ascoli Piceno between
The Company TEMPERA INFISSI srl with registered office in Ascoli Piceno (AP), Zona Industriale Campolungo [Campolungo Industrial Zone], Tax ID and VAT no. 01241950441, registered in the Business Registry at the C.C.I.A.A. [Chamber of Commerce, Industry, Small Business and Agriculture] of Ascoli Piceno at no. 122340, represented by Ms. Anna Casciani, born in Ascoli Piceno (AP) on 11/29/1949, domiciled at Via del Commercio 14, Ascoli Piceno, referred to hereinafter as “LESSOR”
and
PALL ITALIA Srl with registered office in Milano - Via Bruzzesi 38/40 - Tax ID (VAT no.) 01679980159, represented by Chief Executive Officer Giuseppe Bolli, born in Milan on 04/29/1945 and residing in Rho, Via A. Moro n. 30 A, and by the Ascoli Piceno Plant Manager Patrizio Giorgi, born in Venarotta on 12/22/1960 and residing in Ascoli Piceno, Via dei Platani 31, referred to hereinafter as “LESSEE”

THE PARTIES STIPULATE AND AGREE AS FOLLOWS:
Art. 1 - Exhibits to the contract -
Exhibits A (cadastral floor plans) and B (certification of delivery and acceptance) constitute an integral and substantive part of this contract.

Art. 2 - Subject of the lease -
The Lessor hereby leases to the Lessee the premises for industrial use shown in the floor plans attached (Exh. A) located in Ascoli Piceno - Zona Industriale Campolungo registered at the land-registry office at NCEU [New Urban Building Land Register] sheet 85 lot no. 191.

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Art. 3 - Adapting the leased premises to the Lessee’s needs -
The Lessor agrees to contribute up to a total maximum amount of EUR 51,645 to the work adapting the premises to the level of standard fittings, including such additional fittings for the purpose of achieving the specific functionality necessary for the Lessee’s specific business, with the costs exceeding that amount to be borne by the Lessee. The Lessor also agrees to deliver the premises no later than the month of November 2002.
The delivery of the premises will be set forth in a Certification of Delivery and Acceptance (Exh. B), which will certify the functionality and conformity with current building and zoning laws.
All legal certifications (fitness for use; zoning use; title; building permit, retroactive building permit or building authorization and related graphic representations; real property registration; fire prevention; compliance of mechanicals with Law 46/90, existing ISPESL [Italian Prevention and Workplace Safety Institute] elevator testing, etc.), must be made available by the Lessor on the date the premises are delivered.

Art. 4 - Term of the lease and Lessor’s election to not renew the contract -
The lease shall have a term of six (6) years from 11/02/2002 to 10/31/2008 and will renew automatically for subsequent six-year terms pursuant to Art. 28 of Law no. 392 of July 27, 1978.
The Lessor, in relation to notice of nonrenewal of the contract at its first expiration and of nonrenewal at expirations following the first term, states that the combined provisions of Arts. 28 (Renewal of the contract) and 29 (Notice of nonrenewal of the contract at its first expiration) of Law no. 392 of July 27, 1978, are applicable. At the expiration of the first six years, therefore, that Landlord may exercise the right of

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nonrenewal only for one of the reasons stated in the cited Art. 29, in the manner and by the deadlines set forth therein, as well as in compliance with the manner and deadlines stated in Art. 28 for purposes of the notice of nonrenewal.

Art. 5 - Rent commencement and payment of the rent -
The Lessor expressly accepts that payment of rent by the Lessee shall take effect on the date of actual delivery of the premises under Art. 3 above. The aforesaid clause is an essential condition for the execution of this contract. The annual rental payment is agreed to be EUR 74,369.79 (seventy-four thousand three hundred sixty-nine and 79/100), plus VAT, to be paid in monthly installments in advance of EUR 6,197.48 (six thousand one hundred ninety-seven and 48/100) plus VAT, upon presentation of an invoice to be sent to PALL ITALIA srl, Via Bruzzesi 38/40 -Milano-. Payment of such installments shall be made within 15 days after the due date thereof to the bank account that will be communicated later by the Lessor.
If this lease contract is renewed for another 6 years (six years), after the first six-year term, the parties agree that the annual rental payment shall be EUR 61,974.83 (sixty-one thousand nine hundred seventy-four and 83/100) to be paid in the same manner described above in monthly installments of 5,164.57 (five thousand one hundred sixty-four and 57/100) net of ISTAT [Italian National Statistics Institute] adjustments made from the date of execution of this contract in accordance with the procedure under Art. 7 of this contract.

Art. 6 - Lessee’s withdrawal and indemnification of the Lessor -
The Lessee may withdraw from this contract at any time, by providing notice to the Landlord by registered mail with receipt of delivery to

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be sent at least six months prior to the intended effective date of the withdrawal, in accordance with the provisions of Art. 27, para. 7, of Law no. 392 of July 27, 1978, subject to payment of rent for the entire six-months’ notice period, even if the withdrawal takes effect before the end of such six-month period.

Art. 7 - ISTAT adjustment to the rent -
Pursuant to Art. 32 of Law no. 392 of July 27, 1978, as replaced by Art. 1, para. 9 sexies of Law no. 118 of April 5, 1985, the rent may be adjusted annually at the Lessor’s request starting at the beginning of the second year of the lease.
The Lessor’s request must be received by the Lessee no later than the last day of each year of the lease. Otherwise, the adjustment will be applied as of the first day of the month following the month when the request was received, and the Lessor shall not be entitled to the payment of amounts in arrears and/or the application, with a compounding effect, of ISTAT adjustments made but that were not requested. Increases in the rent may not exceed 75% of the increases, determined by ISTAT, in the consumer price index for families of workers and employees published monthly in the Official Gazette.

Art. 8 - Use of the premises, compensation for loss of goodwill and covenant of quiet enjoyment -
The lease is for the sole use of Pall Italia srl. This declaration cites and references the contents and the consequences of Arts. 34 and 35 of Law no. 392 of July 27, 1978. The Lessor agrees to covenant, for the entire term of the contract, the quiet enjoyment of the premises subject to this contract.

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Art. 9 - Additional expenses -
The Lessee shall bear all of the expenses listed in Art. 9, paragraphs 1 and 2, of Law no. 392 of July 27, 1978. The payment shall be made by the Lessee by the deadlines stated in Art. 9, para. 3 of the cited Law. The Lessee may provide for the supplying of electricity, gas, water, etc., where it deems it appropriate, by directly subscribing for service and/or via its own systems.

Art. 10 - Transfer of the leased premises and right of first refusal -
Pursuant to Art. 38 of Law no. 392 of July 27, 1978 and in accordance with the procedures stated therein, the Lessor grants the Lessee a right of first refusal and agrees to grant preference to the Lessee over others in the transfer of ownership of the leased premises for valuable consideration.

Art. 11 - Sublease and assignment of the contract -
Without the Lessor’s written consent, the Lessee may not: 1) sublease the premises, in whole or in part, even for no consideration; 2) assign this contract to third parties; or 3) transfer the leased premises and/or lend them free of charge, either partially or entirely, to third parties. The provisions of Art. 36 of Law no. 392 of July 27, 1978 shall apply, thus permitting, in any event, the Lessee to freely assign the contract, with the release of the assignor, to affiliated, subsidiary or parent companies.

Art. 12 - Ordinary and extraordinary maintenance -
The Lessee, in regard to the certification of delivery and acceptance (Exh. B) under Art. 3 above, represents that it has visited the premises and deems them to be perfectly suitable for the use for which they are intended.

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Pursuant to Arts. 1576 and 1609 C.C. [Civil Code], the Lessee shall pay all costs of ordinary maintenance and all small maintenance repairs.
Mechanicals, fixtures, improvements and changes that are not removed by the Lessee upon redelivery of the premises shall be deemed owned by the Lessor, with the Lessor having no obligation to pay any compensation. In accordance with the provisions of Art. 1576 C.C., the Lessor shall pay costs of extraordinary maintenance and for remodeling, modifications and changes required by law. If the Lessee, in violation of the provisions of the cited law, does not perform necessary extraordinary maintenance, the Lessee, after a demand to perform made within 15 days, may take care of the same at its own expense and may deduct the cost from the rent payments until the total amount of the costs incurred has been covered, subject to the Lessee’s right to compensation for any additional damages.

Art. 13 - Modifications, changes and improvements to the leased premises -
During the lease, the Lessee may not make any modification, addition, improvement or change of a prejudicial nature to the leased premises and to its mechanicals without the Lessor’s prior written consent.

Art. 14 - Lessee’s obligations/liability and release of the Lessor -
The Lessee is made the custodian of the leased premises and is liable, under Art. 2051 C.C., for damages caused during this lease to the leased premises, the related mechanicals and to property owned by the Lessor, third parties and others. Pursuant to Art. 1587 C.C.,

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the premises shall be managed during the lease with care and diligence by the Lessee, who guarantees its functionality and appearance, and shall perform all work necessary for that purpose at its expense.
The Lessee shall be liable for injuries and damages that may occur to individuals, property and mechanicals due to inaction, negligence or failure to perform the work it is obligated to perform. It shall also give immediate notice to the Lessor if the need arises for repairs that the Lessee is not obligated to provide. In addition, the Lessor disclaims any liability:

-	regarding the Lessee’s possession of all legal requirements necessary to conduct its business, including in relation to health, workplace hygiene, tax and social security matters;

-	for injuries or damages that may occur to any person in accessing the leased premises/portion of the real property leased and/or remaining therein.

Art. 15 - Security deposit -
In accordance with Art. 11 of Law no. 392 of July 27, 1978, the Lessee, to guarantee all the obligations it assumes under this contract, shall pay to the Lessor 6,197.48 (six thousand one hundred ninety-seven and 48/100), corresponding to one month’s rent, as a security deposit bearing legal interest, which interest shall be paid to the Lessee at the end of each lease year. Such deposit will be returned to the Lessee following due redelivery of the premises and may not be used for rent. The security deposit must be replenished if it is used.

Art. 16 - Legal expenses and tax charges -
This contract is subject to Value Added Tax and therefore, pursuant to Art. 40 of Presidential Decree of 04/26/1986, no. 131, registration tax will

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be applied in a fixed amount. The tax for any registration of this contract shall be borne by the parties equally. The Lessee and Lessor shall bear the costs of drafting this document and stamp duty equally.

Art. 17 - Compliance with laws and regulations -
The Lessee agrees to comply with all laws and regulations governing the conducting of the business for which the premises were leased.

Art. 18 - Reference to legal provisions -
For all matters not addressed in this contract, the contracting Parties expressly reference the provisions of the Civil Code and current laws relating to the lease of real property for non-residential use.

Art. 19 - Court with jurisdiction -
The Parties agree that the Court of Milan shall have exclusive jurisdiction over any judicial disputes that in any way arise from this contract. This contract has been prepared in three original counterparts, each of which consists of nine pages.
Read, approved and signed
Dated 11/02/2002

THE LESSOR Tempera Infissi Srl [stamp:] TEMPERA INFISSI Srl WOODEN DOORS AND WINDOWS FACTORY ZONA INDUSTRIALE CAMPOLUNGO 63100 ASCOLI PICENO C.C.I.A.A. 122340 - Tax ID no. 01241950441 [signature]	THE LESSEE Pall Italia Srl [signature] [signature] __________________________

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In accordance with Arts. 1341 and 1342 C.C., the Parties, by mutual agreement, having read the clauses contained in this contract, particularly with respect to the following articles, state that they approve them, and reject any challenge to them by either party:
Art. 1) Exhibits to the contract
Art. 2) Subject of the lease
Art. 3) Adapting the leased premises to the Lessee’s needs
Art. 4) Term of the lease and Lessor’s election to not renew the contract
Art. 5) Rent commencement and payment of the rent
Art. 6) Lessee’s withdrawal and indemnification of the Lessor
Art. 7) ISTAT adjustment to the rent
Art. 8) Use of the premises, compensation for loss of goodwill and covenant of quiet enjoyment
Art. 9) Additional expenses
Art. 10) Transfer of the leased premises and right of first refusal
Art. 11) Sublease and assignment of the contract
Art. 12) Ordinary and extraordinary maintenance
Art. 13) Modifications, changes and improvements to the leased premises
Art. 14) Lessee’s obligations/liability and release of the Lessor
Art. 15) Security deposit
Art. 16) Legal expenses and tax charges
Art. 17) Compliance with laws and regulations
Art. 18) Reference to legal provisions
Art. 19) Court with jurisdiction

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